United States
                      SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549-1004



                                    FORM 8-K
                                 CURRENT REPORT



         PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934





            Date of Report (Date of earliest event reported): April 17, 2001


                                   PITNEY BOWES INC.



                            Commission File Number: 1-3579






     State of Incorporation                      IRS Employer Identification No.
                 Delaware                                     06-0495050






                                        World Headquarters
                                     Stamford, Connecticut 06926-0700
                                     Telephone Number: (203) 356-5000

Item 5 - Other Events.

The registrant's press release dated April 17, 2001, regarding its financial results for the period ended March 31, 2001, including consolidated statements of income and selected segment data for the three months ended March 31, 2001 and 2000, and consolidated balance sheets at March 31, 2001, December 31, 2000 and March 31, 2000, are attached.

In clarification of remarks made on a conference call following the registrant's release of earnings for the first quarter of 2001 on April 17, 2001, both the international portion of the registrant's Global Mailing segment and its total international operations achieved high single-digit revenue growth vs. the first quarter of 2000, as measured in local currency terms.

Item 7 - Financial Statements and Exhibits.

c. Exhibits.

The following exhibits are furnished in accordance with the provisions of Item 601 of Regulation S-K:

Exhibit             Description
-------             -----------
  (1)               Pitney Bowes Inc. press release dated April 17, 2001.



                                    Signatures
                                    ----------

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   Pitney Bowes Inc.

April 19, 2001



                                   /s/ B.P. Nolop
                                   ----------------------------
                                   B.P. Nolop
                                   Executive Vice President and
                                   Chief Financial Officer
                                   (Principal Financial Officer)


                                   /s/ A.F. Henock
                                   ----------------------------
                                   A.F. Henock
                                   Vice President - Finance
                                   (Principal Accounting Officer)

                                   (1)
                                                      Exhibit 1

                   PITNEY BOWES ACHIEVES REVENUE AND EARNINGS GUIDANCE
                                    IN FIRST QUARTER 2001

    Diluted  Earnings  Per Share of 53  Cents,  Before  Restructuring  Charge

    Revenue Growth of 2.3%

    Agreement to Acquire Danka Services  International Expands Document
     Services Solutions and Reach

     STAMFORD, Conn., April 17, 2001 - Pitney Bowes Inc. (NYSE: PBI) today announced first quarter results that featured growth in diluted earnings per share from continuing operations to 53 cents, excluding the restructuring charge, from 50 cents the year before. Revenue grew two percent during the quarter to $966.3 million. Income from continuing operations declined one percent to $131.6 million before the restructuring charge.
     During the quarter, as previously announced, the company recorded a pre-tax restructuring charge of $75 million, of which $43 million was related to continuing operations, and the remaining $32 million related to discontinued operations. These costs are associated with infrastructure and process improvements, and the planned spin-off of the Office Systems business. The company expects to record an additional $25 million to $35 million in the second quarter of 2001 to complete the previously announced restructuring plan.
     Pitney Bowes Chairman and Chief Executive Officer Michael J. Critelli commented, "Pitney Bowes delivered revenue and earnings per share improvement during the quarter despite the fact that 2001 thus far has been a challenging year for most of corporate America. The continued, steady demand for our integrated mail and document management solutions in this economic environment, many of which are mission-critical to our customers, indicates that our products and services are just what many companies need to run their operations efficiently and reduce their costs. We also completed several strategic transactions during the quarter which will complement our suite of solutions for global customers of all sizes, positioning us for continued growth in the future.

                                   (2)

     "We continue our focus on improving shareholder value by building our base of loyal customers, and by extension, a large recurring revenue stream. Using a combination of internal development, acquisitions and partnerships we are creating the advanced solutions that global customers require to support their growing and increasingly complex, integrated applications. This customer-focused market development pays off. Today, approximately 75 percent of our revenues are recurring in nature, providing financial stability in a challenging economic environment. Our strong balance sheet gives us the financial flexibility to make investments and acquisitions to grow the business."
     As previously announced, the company's recent acquisition activity exemplifies its strategic actions to expand internationally, meet the dynamic needs of global customers, and deliver shareholder value, according to Mr. Critelli. "It's good news for our customers and our shareholders that we have entered into an agreement to acquire Danka Services International (DSI), a division of Danka Business Systems. This business will strengthen our Enterprise Solutions segment which specializes in physical and electronic document management and high- volume mail production. In combination with other previously announced acquisition activity, the DSI agreement provides a solid platform for accelerated global growth, giving Pitney Bowes the critical mass, complementary technology and international presence to help customers optimize the management of the messages, money and business information contained in their integrated mail and document stream."
     The Global Mailing Segment includes worldwide revenues and related expenses from the sale, rental and financing of mail finishing, mail creation and shipping equipment, related supplies and services, postal payment solutions, small business solutions and software. In the first quarter, Global Mailing revenue declined one percent while operating profit increased five percent. As in the prior two quarters, Global Mailing revenue comparisons to the prior year were adversely impacted by the loss of revenues associated with the sale of the credit card portfolio last year and the impact from unfavorable foreign currency during the quarter. Excluding the impact of these two factors, Global Mailing revenues increased three percent and operating profit increased six percent.

                                   (3)

     The U.S. mail finishing business is performing as expected as administrative costs decline due to continuous process improvements. As anticipated, sales of mail creation and shipping products again underperformed, reflecting the need for a change in the sales process for these products. Though this effort is well underway, results do not yet reflect the positive effect we expect. During the quarter, the company formed a strategic partnership with Vertex Interactive Inc., a market-leading, e-business supply chain and fulfillment solutions provider. Under the agreement, the companies will jointly develop, offer and support a modular suite of integrated supply chain and shipping applications, extending Pitney Bowes' reach and capability in a fast-growing segment of this market.
     Additionally, within the Global Mailing segment, our international business continued to have strong growth in both revenues and operating profit on a local currency basis, helped by meter migration and Euro conversion requirements in several European countries. However, on a U.S. dollar basis, the Global Mailing segment revenue growth was reduced by one and one-half percentage points due to unfavorable foreign currency impacts, principally the British Pound, the Canadian Dollar and the Euro.
     The Enterprise Solutions Segment includes Pitney Bowes Management Services and Document Messaging Technologies (formerly Production Mail). Revenues from Management Services include facilities management contracts for advanced mailing, reprographic, document management and other added-value services to large enterprises. Revenues from Document Messaging Technologies include sales, service and financing of high speed, software-enabled production mail systems, sorting equipment, incoming mail systems, electronic statement, billing and payment solutions, and mailing software. The Enterprise Solutions segment, which represents nearly one-quarter of consolidated revenue, grew revenue 14 percent and operating profit grew 28 percent, the second consecutive quarter of double-digit growth for both revenue and operating profit.

                                   (4)

     Pitney Bowes Management Services achieved its sixth consecutive quarter of improving revenue growth, recording a 15 percent increase over 2000. The growth in business came from both new, value-added services for existing clients, and new enterprise contracts through the acquisition of Services Integration Group, L.P., the outsourcing unit of Shell Services International Inc. Upon completion of the transaction referenced earlier, Danka Systems International will be integrated into Management Services. This acquisition is an important element in the Management Services' strategy to support global enterprises with sophisticated, high value document management throughout a document's physical and electronic lifecycle. The parties expect the transaction to close during the second quarter of 2001.
     Document Messaging Technologies revenues grew 12 percent during the quarter, while operating profit grew at a substantially greater rate. There continued to be solid worldwide demand for high-speed, software enabled production mail equipment and mail processing software. During the quarter, the M3(TM) Mixed Mail Manager System for incoming mail management was launched and the first installations were completed. In addition, the company's new subsidiary MailCode, Inc., a mail processing company that manufactures complementary incoming mail management and sorting equipment, also performed well. DocSense continues to expand its customer base as the demand for versatile and reliable electronic bill and statement management grows. To further enhance its capabilities in this important and growing market, though not impacting the quarter's results, the company has entered into a merger agreement with Alysis Technologies, a leading provider of business-to-business and
business-to-consumer   digital  document  delivery  solutions.
     Total Messaging Solutions, the combined results of the Global Mailing and Enterprise Solutions segments, reported a three percent increase in revenues and a seven percent increase in operating profit.
     The Capital Services Segment includes primarily asset- and fee-based income generated by financing or arranging transactions of critical large- ticket customer assets. Revenue for the quarter declined five percent, consistent with the company's ongoing objective to shift to fee-based transactions. Operating profit increased 12 percent for the quarter.

                                   (5)

     During the quarter, the Company repurchased two million shares, leaving $228 million of authorization for future share repurchases. Free cash flow from continuing operations, excluding payments associated with the restructuring plan and spin-off, exceeded $120 million during the quarter.
     Compared to year 2000 results, the company expects revenue growth for the second quarter 2001 to be in the range of two to four percent and four to six percent for the second half of the year, prior to the inclusion of any revenues from the recently announced plan to acquire Danka Services International. Excluding restructuring charges, diluted earnings per share from continuing operations are expected to be in the range of 58 to 59 cents for the second quarter 2001 and $2.35 to $2.37 for the full year.
     First quarter 2001 revenue included $471.5 million from sales, up seven percent from $441.2 million in the first quarter of 2000; $368.0 million from rentals and financing, down three percent from $380.7 million; and $126.9 million from support services, up three percent from $122.9 million. Income from continuing operations for the period was $103.9 million, or 42 cents per diluted share, or $131.6 million, or 53 cents per diluted share before the restructuring charge, compared to first-quarter 2000 income from continuing operations of $133.5 million, or 50 cents per diluted share. First quarter 2001 net income was $103.9 million or 42 cents per diluted share compared to first quarter 2000 net income of $146.9 or 55 cents per diluted share. First quarter 2001 net income did not include any income from discontinued operations, while first quarter 2000 net income included $18.1 million of income from discontinued operations, or seven cents per diluted share and a $4.7 million charge from an accounting change or two cents per diluted share.
     Pitney Bowes is a $4 billion global provider of integrated mail, messaging and document management solutions headquartered in Stamford, Connecticut. The company serves over 2 million businesses of all sizes in more than 130 countries through dealer and direct operations.
     The statements contained in this news release that are not purely historical are forward-looking statements with the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements may be identified by their use of forward-looking terminology such as the words "expects," "anticipates," "intends" and other similar words. Such forward-looking statements include, but are not limited to, statements about possible restructuring charges and our future guidance, including our expected revenue in the second quarter and full year 2001, and our expected diluted earnings per share from continuing operations for the second quarter and for the full year 2001. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to: severe adverse changes in the economic environment, timely development and acceptance of new products or gaining product approval; successful entry into new markets; changes in interest rates; and changes in postal regulations, as more fully outlined in the company's 2000 Form 10-K Annual Report filed with the Securities and Exchange Commission. In addition, the forward-looking statements are subject to change based on the timing and specific terms of the spin-off and any announced acquisitions. The forward-looking statements contained in this news release are made as of the date hereof and we do not assume any obligation to update the reasons why actual results could differ materially from those projected in the forward-looking statements.


     Note: Consolidated statements of income for the three months ended March 31, 2001 and 2000, and consolidated balance sheets at March 31, 2001, December 31, 2000, and March 31, 2000, are attached.

                                       Pitney Bowes Inc.
                               Consolidated Statements of Income
                               ---------------------------------

(Dollars in thousands, except per share data)
                                                      (Unaudited)
                                                Three Months Ended March 31,
                                             ---------------------------------
                                                    2001                  2000
                                             -----------            ----------
Revenue from:

     Sales                                     $ 471,472             $ 441,194
     Rentals and financing                       367,992               380,671
     Support services                            126,859               122,900
                                               ---------             ---------
            Total revenue                        966,323               944,765
                                               ---------             ---------

Costs and expenses:
     Cost of sales                               278,350               258,094
     Cost of rentals and financing                90,833                99,916
     Selling, service and administrative         322,903               317,869
     Research and development                     31,602                29,511
     Interest, net                                50,585                44,684
     Restructuring charge                         43,151                     -
                                               ---------             ---------
            Total costs and expenses             817,424               750,074
                                               ---------             ---------
Income from continuing operations
     before income taxes                         148,899               194,691
Provision for income taxes                        44,962                61,238
                                               ---------             ---------
Income from continuing operations                103,937               133,453
Discontinued operations                                -                18,100
Cumulative effect of accounting change                 -                (4,683)
                                               ---------             ---------
Net income                                       103,937               146,870
     Restructuring charge after-tax               27,617                     -
                                               ---------             ---------
Net income excluding restructuring charge      $ 131,554             $ 146,870
                                               =========             =========


Basic earnings per share

     Continuing operations                        $ 0.42                $ 0.51
     Discontinued operations                           -                  0.07
     Cumulative effect of accounting change            -                 (0.02)
                                               ---------             ---------
     Net income                                     0.42                  0.56

        Restructuring charge                        0.11                     -
                                               ---------             ---------
     Net income excluding restructuring charge    $ 0.53                $ 0.56
                                               =========             =========


Diluted earnings per share

     Continuing operations                        $ 0.42                $ 0.50
     Discontinued operations                           -                  0.07
     Cumulative effect of accounting change            -                 (0.02)
                                               ---------             ---------
     Net income                                     0.42                  0.55

        Restructuring charge                        0.11                     -
                                               ---------             ---------
     Net income excluding restructuring charge    $ 0.53                $ 0.55
                                               =========             =========
Average common and potential common
           shares outstanding                249,760,556           266,033,984
                                             ===========           ===========



                                                     Pitney Bowes Inc.
                                                Consolidated Balance Sheets
                                                ---------------------------

(Dollars in thousands, except per share data)
                                                                           (Unaudited)                            (Unaudited)
                                                                            03/31/01            12/31/00            03/31/00
Assets                                                                    -----------          ----------         -----------
------
Current assets:
      Cash and cash equivalents                                           $  194,386          $  198,255          $  219,063
      Short-term investments, at cost which
          approximates market                                                  1,572              15,250              19,126
      Accounts receivable, less allowances:
          03/01   $25,860  12/00   $26,468 03/00   $25,443                   323,135             313,510             415,387
      Finance receivables, less allowances:
          03/01   $43,184  12/00   $44,129 03/00   $43,034                 1,539,414           1,592,920           1,617,858
      Inventories                                                            184,734             167,969             262,595
      Other current assets and prepayments                                   168,177             145,786             152,870
      Net assets of discontinued operations                                  215,594             193,018                   -
                                                                          ----------         -----------         -----------
            Total current assets                                           2,627,012           2,626,708           2,686,899
                                                                          ----------         -----------         -----------
Property, plant and equipment, net                                           492,749             491,312             484,812
Rental equipment and related inventories, net                                586,340             620,841             797,301
Property leased under capital leases, net                                      2,098               2,303               2,800
Long-term finance receivables, less allowances:
          03/01   $53,681  12/00   $53,222 03/00   $59,089                 1,916,666           1,980,876           2,010,562
Investment in leveraged leases                                             1,169,389           1,150,656             987,297
Goodwill, net of amortization:
          03/01   $60,423  12/00   $58,658 03/00   $56,628                   219,859             203,447             229,180
Other assets                                                                 647,814             612,760             612,005
Net assets of discontinued operations                                        211,726             212,363                   -
                                                                          ----------         -----------         -----------
Total assets                                                              $7,873,653          $7,901,266          $7,810,856
                                                                          ==========         ===========         ===========
Liabilities and stockholders' equity
------------------------------------
Current liabilities:
      Accounts payable and accrued liabilities                            $1,004,469          $  995,283          $  903,565
      Income taxes payable                                                   264,379             262,125             262,153
      Notes payable and current portion of
          long-term obligations                                            1,229,189           1,277,941             974,370
      Advance billings                                                       339,297             346,228             380,620
                                                                         -----------         -----------         -----------
            Total current liabilities                                      2,837,334           2,881,577           2,520,708
                                                                         -----------         -----------

Deferred taxes on income                                                   1,240,225           1,226,597           1,122,865
Long-term debt                                                             1,911,636           1,881,947           2,037,860
Other noncurrent liabilities                                                 321,913             316,170             331,985
                                                                         -----------         -----------          ----------
            Total liabilities                                              6,311,108           6,306,291           6,013,418
                                                                         -----------         -----------          ----------
Preferred stockholders' equity in a
      subsidiary company                                                     310,000             310,000             310,000

Stockholders' equity:
      Cumulative preferred stock, $50 par value,
          4% convertible                                                          29                  29                  29
      Cumulative preference stock, no par value,
          $2.12 convertible                                                    1,695               1,737               1,809
      Common stock, $1 par value                                             323,338             323,338             323,338
      Capital in excess of par value                                           7,972              10,298              13,479
      Retained earnings                                                    3,798,924           3,766,995           3,509,010
      Accumulated other comprehensive income                                (135,815)           (139,434)            (91,805)
      Treasury stock, at cost                                             (2,743,598)         (2,677,988)         (2,268,422)
                                                                         -----------         -----------         -----------
            Total stockholders' equity                                     1,252,545           1,284,975           1,487,438
                                                                         -----------         -----------         -----------
Total liabilities and stockholders' equity                                $7,873,653          $7,901,266          $7,810,856
                                                                         ===========         ===========         ===========



                                                  Pitney Bowes Inc.
                                             Revenue and Operating Profit
                                                  By Business Segment
                                                       March 31, 2001
                                                      (Unaudited)

(Dollars in thousands)
                                                                                                      %
                                                             2001                    2000           Change
                                                         ------------       -----------------       ------
First Quarter
-------------
       Revenue
       -------
       Global Mailing                                       $ 692,736               $ 698,051          (1%)
       Enterprise Solutions                                   230,590                 201,537          14%
                                                            ---------               ---------       ------
            Total Messaging Solutions                         923,326                 899,588           3%
                                                            ---------               ---------       ------

       Capital Services                                        42,997                  45,177          (5%)
                                                            ---------               ---------       ------

            Total Revenue                                   $ 966,323               $ 944,765           2%
                                                            =========               =========       ======

       Operating Profit (1)
       --------------------

       Global Mailing                                       $ 207,171               $ 197,177           5%
       Enterprise Solutions                                    18,819                  14,695          28%
                                                            ---------               ---------       ------
            Total Messaging Solutions                         225,990                 211,872           7%
                                                            ---------               ---------       ------

       Capital Services                                        14,705                  13,121          12%
                                                            ---------               ---------       ------

            Total Operating Profit                          $ 240,695               $ 224,993           7%
                                                            =========               =========       ======



(1)    Operating profit excludes general corporate expenses, income taxes and net interest other than that related to finance operations.